EXPENSE LIMITATION AGREEMENT

COLUMBIA ETF TRUST

225 Franklin Street

Boston, MA 02110

February 28, 2011

Columbia Management Investment Advisers, LLC

225 Franklin Street

Boston, MA 02110

Dear Ladies and Gentlemen:

All the funds listed in Schedule A (the “Funds”) are each a series of Columbia ETF Trust (formerly Grail Advisors ETF Trust), a Delaware statutory trust (“Trust”).

You hereby agree, as of the effective date set forth on Schedule A (the “Effective Date”) and until the end of the limitation period noted on Schedule A (“Limitation Period”), unless this Expense Limitation Agreement (“Agreement”) is earlier terminated by the Board of Trustees (the “Board”) in its sole discretion, to forgo current payment of fees and/or reimburse annual operating expenses of the Funds (excluding interest, taxes, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses of the Fund, and any other expenses the exclusion of which may from time to time be deemed appropriate as excludable expenses by the Board) (“Operating Expenses”), so that the Operating Expenses of each Fund are limited to the rate per annum, as noted on Schedule A, of that Fund’s average daily net assets (“Expense Limitation”). You hereby agree, upon the Effective Date, that any reimbursements necessary to maintain an Expense Limitation shall be made, in immediately payable funds, to the relevant Fund within 10 days after the end of each month.

This Agreement does not supersede or otherwise change any existing expense limitation agreement between you and the Trust containing expense limitations currently in effect and set to expire on May 20, 2012, and such expense limitations remain in full force and effect.

You understand that you shall look only to the assets attributable to the respective Fund for performance of this Agreement and for payment of any claim you may have hereunder, and neither any other series of the Trust, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

This Agreement is made and to be performed principally in the State of Massachusetts, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware. Any amendment to this Agreement shall be in writing signed by the parties hereto.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

COLUMBIA ETF TRUST, on behalf of the Funds listed in Schedule A

By:
Name:
Title:

The foregoing Agreement is hereby accepted as of February 28, 2012

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

By:
Name:
Title:

SCHEDULE A

Fund	Effective Date	Limitation Period	Expense Limitation
Columbia Growth Equity Strategy Fund (formerly RP Growth ETF)	5/21/2012	2/28/2013	0.77%
Columbia Large-Cap Growth Equity Strategy Fund (formerly RP Focused Large Cap Growth ETF)	5/21/2012	2/28/2013	0.79%
Columbia Intermediate Municipal Bond Strategy Fund (formerly Grail McDonnell Intermediate Municipal Bond ETF)	5/21/2012	2/28/2013	0.48%
Columbia Core Bond Strategy Fund (formerly Grail McDonnell Core Taxable Bond ETF)	5/21/2012	2/28/2013	0.47%
Columbia Concentrated Large Cap Value Strategy Fund (formerly Grail American Beacon Large Cap Value ETF)	5/21/2012	2/28/2013	0.83%